 Contact:                                                                           Kleyton Parkhurst, SVP
 ePlus inc.
 kparkhurst@eplus.com
 703-984-8150

ePlus Announces Completion of SEC Inquiry

HERNDON, VA – June 26, 2009 – ePlus inc. (Nasdaq NGM: PLUS – news) today announced it has been notified by the staff of the Securities and Exchange Commission (the “SEC”) that the staff’s informal inquiry into ePlus’ historical stock option granting practices has been completed, and that the staff does not intend to recommend any enforcement action by the SEC against ePlus.

About ePlus inc.

ePlus is a leading provider of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods.  Founded in 1990, ePlus has more than 625 associates in 20+ locations serving federal, municipal, and commercial customers.  The Company is headquartered in Herndon, VA.   For more information, visit http://www.eplus.com, call 888-482-1122, or email info@eplus.com.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Statements in this press release that are not historical facts may be deemed to be "forward-looking statements."  Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from the recent financial crisis in the credit markets and general slowdown of the U.S.  economy such as our current and potential customers delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, and restrictions on our access to capital necessary to fund our operations; the existence of demand for, and acceptance of, our services; our ability to adapt our services to meet changes in market developments; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; our ability to consummate and integrate acquisitions; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this release is as of the date of this release.  ePlus undertakes no duty to update this information.